Exhibit 5.1

May 21, 2008

GASTAR EXPLORATION USA, INC.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Ladies and Gentlemen:

We have acted as counsel for Gastar Exploration USA, Inc., a Michigan corporation (the “Company”), its parent, Gastar Exploration Ltd. (the “Parent”) and the Parent’s subsidiaries, with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange by the Company (the “Exchange Offer”) of $100,000,000 aggregate principal amount of its 12 3/4% Senior Secured Notes due 2012 (the “Initial Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “Exchange Notes”) and (ii) the guarantees (the “Guarantees”) by the Parent and each of the Parent’s subsidiaries listed in the Registration Statement as guarantors (the “Guarantors”) of the Initial Notes and the Exchange Notes. The Initial Notes and the Exchange Notes are collectively referred to herein as the “Notes.” The Initial Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of November 29, 2007 among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture (including the Guarantees contained therein), (iii) the certificates of incorporation, certificates of limited partnership, certificates of formation, operating agreements, bylaws or other organizational documents of the Company and the Guarantors and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In

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connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such Exchange Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and (ii) the Guarantees of the Guarantors remain valid and binding obligations of the Parent and its subsidiaries, enforceable against each such Guarantor in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We are members of the bar of the State of Texas. We have relied as to matters of Michigan law on the opinion of Warner Norcross & Judd LLP, and have relied as to matters of Alberta law on the opinion of Burnett, Duckworth & Palmer LLP, which opinions are also filed as exhibits to the Registration Statement. The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York, the laws of the State of Delaware, the laws of the State of Texas and, in reliance on the opinion of Warner Norcross & Judd LLP and Burnett, Duckworth & Palmer LLP, the laws of the State of Michigan and the laws of the Province of Alberta, respectively, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP